UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2016

GOODRICH PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12719	76-0466193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Louisiana St., Suite 700, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 713-780-9494

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

As disclosed in a Current Report on Form 8-K filed on April 1, 2016, Goodrich Petroleum Corporation (the “Company”) and its subsidiary (together with the Company, the “Debtors”) entered into a Restructuring Support Agreement (the “RSA”) with certain holders (the “Consenting Noteholders”) of the Company’s 8.00% Second Lien Senior Secured Notes due 2018 and 8.875% Second Lien Senior Secured Notes due 2018 (the “Second Lien Notes”). The RSA sets forth, subject to certain conditions, the commitment to and obligations of, on the one hand, the Debtors, and on the other hand, the Consenting Noteholders, in connection with a restructuring of the Company’s Second Lien Notes, 3.25% Convertible Senior Notes due 2026, 5.00% Convertible Senior Notes due 2029, 5.00% Convertible Senior Notes due 2032, 5.00% Convertible Exchange Senior Notes due 2032, 8.875% Senior Notes due 2019, 5.375% Series B Cumulative Convertible Preferred Stock, 10.00% Series C Cumulative Preferred Stock, 9.75% Series D Cumulative Preferred Stock, 10.00% Series E Cumulative Convertible Preferred Stock and the Company’s common stock, par value $0.20 per share, pursuant to the Company’s Joint Prepackaged Plan of Reorganization filed under Chapter 11 of the United States Bankruptcy Code on April 15, 2016 (the “Petition Date”).

On May 21, 2016, the RSA was terminated automatically pursuant to its terms as an Assumption Order approving the RSA was not entered by the Bankruptcy Court within thirty-five days of the Petition Date. Nonetheless, the Company intends to continue negotiations with its secured and unsecured debt holders to reach agreement on the terms of restructuring its outstanding indebtedness. See the discussions under the headings “Liquidity and Capital Resources” and “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016 for a more complete description of the related risks associated with the foregoing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH PETROLEUM CORPORATION

May 26, 2016	By:	/s/ Michael J. Killelea
	Name:	Michael J. Killelea
	Title:	Senior Vice President, General Counsel and Corporate Secretary